Exhibit 1

CEMEX, S.A.B. DE C.V.
NOTICE OF
ORDINARY GENERAL SHAREHOLDERS MEETING

The Board of Directors of CEMEX, S.A.B. de C.V. has resolved to call the Company’s Ordinary General Shareholders Meeting to be held at the Luis Elizondo Auditorium, located at 540 Luis Elizondo, Col. Alta Vista, in the city of Monterrey, Mexico, at 12:00 P.M. on March 20, 2014, in accordance with the following:

AGENDA

I.
PRESENTATION OF THE CHIEF EXECUTIVE OFFICER’S REPORT, INCLUDING THE COMPANY’S FINANCIAL STATEMENTS, REPORT OF CHANGES IN FINANCIAL SITUATION AND VARIATIONS OF CAPITAL STOCK, AND OF THE BOARD OF DIRECTORS’ REPORT FOR THE 2013 FISCAL YEAR, PURSUANT TO THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES); DISCUSSION AND APPROVAL OF SUCH REPORTS, AFTER HEARING THE BOARD OF DIRECTORS’ OPINION TO THE CHIEF EXECUTIVE OFFICER’S REPORT, THE AUDIT COMMITTEE’S AND CORPORATE PRACTICES COMMITTEE’S REPORTS,  THE REPORT OF ACCOUNTING PRINCIPLES ADOPTED, AND THE REPORT ON THE REVIEW OF THE COMPANY’S TAX SITUATION.

II.	RESOLUTION ON ALLOCATION OF PROFITS.

III.
PROPOSAL TO INCREASE THE CAPITAL STOCK OF THE COMPANY IN ITS VARIABLE PORTION THROUGH: (A) CAPITALIZATION OF RETAINED EARNINGS; AND (B) ISSUANCE OF TREASURY SHARES IN ORDER TO PRESERVE THE RIGHTS OF NOTE HOLDERS PURSUANT TO THE COMPANY’S PREVIOUS ISSUANCE OF CONVERTIBLE NOTES.

IV.	APPOINTMENT OF DIRECTORS, MEMBERS AND PRESIDENT OF THE AUDIT, CORPORATE PRACTICES AND FINANCE COMMITTEES.

V.	COMPENSATION OF THE MEMBERS OF THE BOARD OF DIRECTORS AND OF THE AUDIT, CORPORATE PRACTICES AND FINANCE COMMITTEE.

VI.	APPOINTMENT OF DELEGATES TO FORMALIZE THE RESOLUTIONS ADOPTED AT THE MEETING.

In order to be admitted into the Meeting, shareholders must prove their status by submitting to the offices of the Company Secretary, located at Avenida Ricardo Margáin Zozaya, No. 325, Col. Valle del Campestre, San Pedro Garza García, Nuevo León, with a minimum of 48 (forty-eight) hours before the Meeting, the shares under their name or the corresponding deposit certificates issued by a credit institution in Mexico or by a market intermediary operating in accordance with the Mexican Securities Market Law. Additionally, in accordance with Article 14 of the Company’s By-Laws, the person to whom the documents evidencing the deposit were issued, must also be registered as a shareholder in the Registry maintained by the Company, and if applicable, in the Significant Participation Registry, and must also comply with the measures designed to prevent the acquisition of shares that would directly or indirectly confer control over the Company, pursuant to Articles 7 and 10 of the Company’s By-Laws.  If the provisions of subsections II.- (A) and II.- (B) of the abovementioned Article 7 are not complied with, the Holder(s) will not be able to exercise the inherent rights of their shares, and will be excluded from the shareholders’ meeting quorum determination. The Company will not register such Holders in the

Shareholders Registry referred to in the Mexican General Law of Commercial Companies (Ley General de Sociedades Mercantiles), and the registry made through the Institute for the Deposit of Securities (Institución para el Depósito de Valores), if applicable, will not take effect.

The certificates of deposit will be exchanged for admission cards, which shall mention the name of the shareholder and the number of shares he/she holds or represents. The shares held in deposit or the respective certificates will be returned upon the Meeting’s conclusion in exchange for the entrance certificates issued by the Company Secretary. The abovementioned admission cards are required for access to the shareholders meeting.

Stock market intermediaries and other interested parties may collect the proxy forms to be used to attend the Meeting on behalf of shareholders, at the Office of the Company Secretary, located at Ave. Ricardo Margáin Zozaya, No. 325, Col. Valle del Campestre, San Pedro Garza García, Nuevo León.

All Mexican shareholders who have not exchanged their shares for Ordinary Participation Certificates (Certificados de Participación Ordinarios) (CEMEX.CPO), or who do not maintain their shares in an investment account with a financial or stock intermediary, and who are recorded in the Shareholders Registry maintained by the Company, will need to submit their Federal Registry of Taxpayers Certificate to attend the Meeting.

Monterrey, N. L. as of January 30, 2014

Lic. Ramiro Villarreal Morales.
Secretary of the Board of Directors